Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Michael J. Perdue President First Community Bancorp 900 Canterbury Place, Suite 300 Escondido, CA 92025
Phone:	310-728-1020	760-432-1150
Fax:	310-201-0498	760-432-1119

FOR IMMEDIATE RELEASE	OCTOBER 27, 2006

FIRST COMMUNITY BANCORP ANNOUNCES COMPLETION OF THE MERGER WITH COMMUNITY BANCORP INC. AND CONSOLIDATION OF BANKS INTO PACIFIC WESTERN BANK

—Merger and Consolidation creates $5.5 billion consolidated asset bank under the banner Pacific Western Bank—

—65 Branches across Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties—

—Headquarters Moved to San Diego—

San Diego, California . . .. First Community Bancorp (Nasdaq: FCBP) today announced that on October 26, 2006 it completed its previously announced merger with Community Bancorp Inc. (Nasdaq: CMBC), the holding company for Community National Bank, which had approximately $880.1 million in consolidated assets at September 30, 2006. With the completion of this merger, Community National Bank merged into First National Bank, a wholly-owned subsidiary of First Community Bancorp.  Immediately following the merger with Community National, First National Bank merged into its affiliate Pacific Western Bank.   As a result, First Community Bancorp now has a single subsidiary, Pacific Western Bank, with $5.5 billion in consolidated assets and 65 branches across Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties, and one branch in San Francisco, California.

In the merger with Community Bancorp, each share of Community Bancorp common stock was converted into the right to receive 0.735 of a share of First Community common stock.  First Community will issue an estimated 4,678,405 shares of First Community common stock to Community Bancorp stockholders.  Approximately $6.1 million in cash was delivered to holders of outstanding and unexercised Community Bancorp options.  Based on the closing price of First Community’s common stock on October 26, 2006 of $54.18 per share, the aggregate consideration to be paid to Community Bancorp stockholders and holders of options to acquire Community Bancorp common stock is approximately $259.6 million.

As previously announced, Michael J. Perdue, formerly president and chief executive officer of Community Bancorp, has been named president of First Community Bancorp and president, and a director, of Pacific Western Bank.  Mr. Perdue reports to Matt Wagner, chief executive officer of First Community and chairman and chief executive officer of Pacific Western Bank.  Additionally, Robert M. Borgman, executive vice president of the Company and formerly president and chief executive officer of First National Bank, has been named executive vice president, credit administration, for both First Community Bancorp and Pacific Western Bank, reporting to Mr. Wagner.  Mr. Borgman has also joined Pacific Western’s board of directors.

Effective October 27, 2006, Mr. Gary W. Deems, former chairman of Community Bancorp and Mr. Mark N. Baker, a former director of Community Bancorp, have joined First Community’s board of directors.

The integration of Community National Bank systems and the conversion of Community National Bank’s branches to Pacific Western Bank’s operating platform are scheduled to be completed in November 2006.  The integration of the First National Bank’s systems and branches with Pacific Western Bank’s platform is scheduled to be completed in February 2007.

In connection with the consolidation of First National into Pacific Western Bank, First National’s wholly-owned subsidiary and asset-based lender, First Community Financial Corp., was reorganized as a division of Pacific Western Bank.  Additionally, First Community Bancorp and Pacific Western Bank have each established San Diego, California as the location of their headquarters.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $4.6 billion in assets as of September 30, 2006.  On a pro forma consolidated basis with Community Bancorp, First Community would have had approximately $5.5 billion in assets as of September 30, 2006. Through its wholly-owned subsidiary Pacific Western Bank, First Community provides commercial banking services, including real estate, construction and commercial loans, and asset-based lending to small and medium-sized businesses. Pacific Western has 65 branches located across Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties, and one branch in San Francisco, California (which includes the branches of Community National Bank and First National Bank acquired in October 2006).  Through its loan production offices in Arizona and Texas, Pacific Western also provides working capital for growing business across the Southwestern United States. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.